Exhibit 11
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                                                Ford Motor Company and Subsidiaries

                                    COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                    -----------------------------------------------------------
                                 IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD
                                 ----------------------------------------------------------------


                                                                First Quarter 1996                   First Quarter 1995
                                                         --------------------------------    ---------------------------------
                                                                              Income                                Income
                                                         Avg. Shares       Attributable         Avg. Shares     Attributable
                                                          of Common         to Common            of Common        to Common
                                                         and Class B     and Class B Stock      and Class B   and Class B Stock
                                                            Stock        -----------------         Stock      -----------------
                                                         Outstanding     Total     Share       Outstanding     Total      Share
                                                         -----------     ------    -----       -----------     -----      -----
                                                           (Mils.)      (Mils.)                  (Mils.)      (Mils.)
 Preliminary Earnings Per Share Calculation                  1,168       $634      $0.54         1,025         $1,478     $1.44

 I. Primary Earnings Per Share
    --------------------------
    . Assuming exercise of options                              44                                  34
    . Assuming purchase of shares with proceeds of options     (29)                                (20)
    . Assuming issuance of shares contingently issuable          2                                   2
    . Uncommitted ESOP shares                                   (4)                                 (4)
                                                             -----                               -----
        Net Common Stock Equivalents                            13                                  12
                                                             -----                               -----

    Primary Earnings Per Share Calculation                   1,181       $634      $0.54 a/      1,037         $1,478     $1.43 a/
                                                             =====       ====      =====         =====         ======     =====

II. Fully Diluted Earnings Per Share
    --------------------------------

    Primary Earnings Per Share Calculation                   1,181       $634      $0.54         1,037         $1,478     $1.43

    . Assuming conversion of convertible preferred stock        26          8 b/                   150             48 b/
    . Reduction in shares assumed to be purchased
       with option proceeds c/                                   4                                   1
                                                             -----       ----                    -----         ------

    Fully Diluted Earnings Per Share Calculation             1,211       $642      $0.53         1,188         $1,526     $1.28
                                                             =====       ====      =====         =====         ======     =====

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- - - - - -
a/ The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion.
c/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.

                                       -18-
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